Exhibit 99.1

VIAVID

communications simplified.

OptimizeRX Corporation

First Quarter 2021 Conference Call

May 6, 2021

C O R P O R A T E  P A R T I C I P A N T S

William Febbo, Chief Executive Officer, Director

Douglas Baker, Chief Financial Officer

Stephen Silvestro, Chief Commercial Officer

Miriam Paramore, President

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Ryan Daniels, William Blair

Andrew D’Silva, B. Riley Securities

Sean Dodge, RBC

Eric Martinuzzi, Lake Street

Harvey Poppel, Poptech LP

Alex Silverman, AWM Investments

P R E S E N T A T I O N

Operator

Good afternoon. Thank you for joining us today to discuss OptimizeRx Corporation’s First Quarter Ended March 31, 2021.

Speaking on the call today is OptimizeRx’s Chief Executive Officer, William Febbo, and the Company’s Chief Financial Officer, Doug Baker; Miriam Paramore, the Company’s Chief Strategy Officer and Chief Commercial Officer; Steven Silvestro will be present for the Q&A. Following their remarks, they will open the call for questions.

Before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during today’s call.

I would like to remind everyone that today’s call is being recorded and will be made available for replay via webcast only and instructions in today’s press release and in the Investor’s section of the Company’s website.

Now I’ll turn the call over to OptimizeRx CEO, Will Febbo. Sir, please go ahead.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

William Febbo

Thank you, Ron. Good afternoon, everyone, and thanks for joining us on the call today.

I am excited to report that we’ve had a very strong start to the new fiscal year. In fact, a stronger start than any other year-over-year in my tenure. At a high level, we grew the quarter’s top-line revenue by 48% as compared to a year-ago period. We did this while ramping our digital health platform with additional reach to HCPs and patients, new solutions for our clients, and an enhanced team to support further enterprise growth as we see in front of us.

In many ways, the quarter’s financial performance has been underpinned by the Company’s core DNA. From our Management team to each of our employees, team members, we’ve built an incredibly vibrant technology business, built on the enhancement of stakeholder engagement and aligned to the patient journey.

Moreover, we’re expanding our core capabilities, which is a testament to the scalability of the technology, its relevance to our clients and partners, and the ingenuity of our team. We have gone to great lengths to ensure that the business is able to support the growth of our future revenue streams, and we are already seeing those revenue streams begin to bear fruit early on in 2021.

In serving as digital bridge across stakeholder classes, our platform not only sits centrally to all involved, but it goes further to positively impact the lives of people daily. When we talk about our platform and the patient journey, we’re referring to the physician engagement directly with the patient, which is commonly referred to as at the point of care. Our integrated platform serves as a physician’s resource for on-demand therapeutic knowledge, while simultaneously improving affordability and adherence for patients seeking treatment. Outside their direct care setting, the platform helps life science implement scalable and personalized support programs that effectively aid patients in managing their treatment in accordance with their overall health goals. The outcomes produced from these remote care engagements have exceeded our expectations, and we anticipate we’ll continue to scale over time.

We are continuously optimizing our platform, removing the complexities and hurdles around connectivity between doctors, patients, and manufacturers. Because our platform is so seamlessly integrated into the HCP workflows, physicians find that our services are complementary and a welcome supplement to their critical decision-making process in their patients’ care journey. Likewise, manufacturers are relieved that they do not have to navigate individual access to the hundreds of EHR systems that physicians are operating in.

As a result of these efforts, demand for our services remains strong and we continue to focus on capturing recurring enterprise revenues. We announced 46 deals in the pipeline on our Q4 earnings call, and as of today, we’ve closed 33 of those deals, which include client renewals totaling $25 million in annual contract value, and we expect to close an additional $15 million of the $50 million we discussed in the last call; tremendous work by the team. Our land and expand strategy is working as we are penetrating more clients and they are engaging more of our solutions, a key indicator of our scalability and ever-growing total addressable market.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

As we have repositioned our sales and marketing efforts to drive higher dollar contracts within our client base, the average value of recently-won contracts was close to $1 million, about 3x from previous years. We continue to experience a strong renewal rate, exceeding the 86% we’ve talked about, which is garnered by continued solid third-party return on investment, or ROI, from Fiscal Year 2002 programs. As you can see from our results that were posted earlier, our financial and operational performance is highly insulated from macro-shocks as the acceleration and adoption of digital health remains a long-term trend.

Doug will go into this in a bit more detail later, but I wanted to point out that we’ve strengthened our balance sheet with a public offering in February. The raise has provided us with a strengthened foundation to execute on our strategic goals without delay, including building out innovative solutions, as well as entertaining any opportunistic M&A activity we may come across. Moreover, we closed the transaction without having to structure dilutive instruments into the deal.

In watching the adoption rate of digital health explode even through the pandemic, we believe that shoring up our balance sheet was a wise move. Our improved operating leverage will allow us to navigate our growing total addressable market, in addition to any potential needs related to periods of rapid customer acquisition. As COVID vaccinations bring about additional demand for doctors’ visits that may have been delayed in 2020, as well as pent-up demand for new medications whose launches were impeded, we wanted to ensure that we are correctly positioned to capture any additional opportunistic recurring revenue.

In thinking about the digital transformation fueling our industry, we really have put a lot of time and effort into the scalability of our platform and we’ve worked diligently with our partners to develop new digital services to improve the way doctors engage with their patients. As we operate on a unified technology backbone, new services can easily be added to existing client subscriptions.

In terms of expectations, the solid growth that we have experienced so early in the year has historically been indicative of further growth moving into the latter periods and we are expecting 2021 to follow suit in this regard. This growth is driven by the evolution of our digital health platform. We are not simply distributing savings at point of prescribed. One of OptimizeRx’s big differentiators is its full suite of capabilities that goes beyond financing communications, allowing for multiple touch points between stakeholder classes through the physician’s workflow, both inside and outside the care setting. All of our solutions are deeply connected into major EHR platforms, so doctors can deliver better, well-informed patient care.

As you saw from our recent announcement, we’ve now expanded our omnichannel platform reach to over 50% of oncologists in the U.S. through our latest health information technology partnerships. With oncology projected to be the fastest growing segment in the life sciences market, with over 12% in 2021, this expansion unlocks new ways for life sciences to engage specialists such as oncologists in a more timely and impactful way along the care journey. The effort to unlock these omnichannel avenues of engagement under our health information technology partnerships has been well-received by life sciences organizations and doctors alike.

A great example of these efforts is the buildout of personalized and specialized resources such as in the oncology space. Treatment decisions in oncology often involve multiple stakeholders and a series of evaluations and decision points. Having our technology integrated at multiple points of workflow enables us to engage with the entire team working to support the needs of the patient to ensure the best possible outcome is achieved.

In terms of value-add in the new revenue drivers, we’ve seen great response to and growing demand for Real-World Evidence Solutions since the announcement in Q4 of 2020. The industry is seeing how transformative this enhancement is to the accurate delivery of therapeutic support and brand messages to clinicians at critical points in the patient’s care journey. What is great about the evolution of our technology stack is just how much effort we put into making the doctor’s workflow easier, from reducing the number of clicks in which a physician needs to go to access treatment information, to providing one-click access to drug manufacturers via TelaRep, without ever having to leave their primary workflow system.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

On the technology front, we’ve added two centers of excellence in 2021, focusing on two areas critical to our ability to scale both organically and with potential M&A going forward. One is a dedicated and centralized quality insurance unit for the enterprise. The second one is for the consolidation of our data and analytics and business intelligence unit into a dedicated insights and analytics unit.

The team is also very proud to be recognized for their work and innovation. We’re thrilled to be have named on the Financial Times American Fast Growing Company Ranking for the second year in a row. It’s always terrific to see our teams efforts and continue to drive to innovate being recognized. I wanted to call attention to this nomination and recognition of all the hard work the team has put into building a vibrant technology business.

Now I’d like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for 2021’s first quarter. Doug?

Douglas Baker

Thanks, Will, and good afternoon, everyone. Earlier today, we issued a press release with the results of our first quarter ended March 31, 2021. The copy is available for viewing and may be downloaded from the Investor Relations section of our website. We also filed our 10-Q today.

Now let’s turn to our financial results for the first quarter ended March 31, 2021.

Our revenue for the quarter was $11.2 million, an increase of 48% over the $7.6 million from the same period in 2020. This increased revenue resulted from across-the-board increases in almost all of our solutions.

Our gross margin declined from 57% in the quarter ended March 31, 2020 to 55% in the quarter ended March 31, 2021 as a result of solution mix. Our gross margin for the entire calendar year of 2020 was 56% and our target for the full year of 2021 is 58%. We expect our gross margin to improve on a quarter-over-quarter basis for the balance of the year as we launch new solutions that have higher margins.

Our operating expenses increased from $6.6 million for the three months ended March 31, 2020 to $6.8 million for the same period in 2021, an increase of only 2.5%. Overall, this modest increase is the result of our efforts to expand our product line and build out our organization to establish a strong base for current and future growth.

Our expenses increased at substantially lower rate than our revenues as a result of the operating leverage in our model, 2.5% for expenses versus 48% for revenue. We expect this trend to continue. However, we’re not going to hesitate to make investments in future revenue growth when we see the opportunity to do so. We would expect operating expenses to increase at higher rates in future quarters based on the potential we see, but still at a much lower rate than the revenue increases.

We had a net loss of $600,000 or $0.04 per basic and fully diluted share for the three months ended March 31, 2021, as compared to a net loss of $2.2 million or $0.15 on a basic and fully diluted basis during the same period in 2020. Overall, while we’ve begun to ramp up team expansion and expenses to reflect this, the decreased loss resulted from increased margin generated by our higher revenue, partially offset by the increased operating expenses.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

On a non-GAAP basis, net income for the first quarter of 2021 was $596,000 or $0.04 per basic and $0.03 per fully diluted share, as compared to a non-GAAP net loss of $830,000 or $0.06 per basic and fully diluted share in the same year-ago period.

Now turning to the balance sheet, cash and cash equivalents total $83 million at March 31 compared to $10.5 million at December 31. This was a result of the equity offering in February where we raised $71 million. We plan to use these funds to further expand our business and accelerate revenue growth.

Our receivables remain very high-quality because of our customer base and recurring revenues. Our customers continue to pay regularly and predictably, and our day sales outstanding continues to be constant. We remain debt-free and do not anticipate needing to raise additional capital anytime soon, either for operating purposes or to fund our growth. We also have no remaining liabilities connected to our previous acquisitions.

This wraps up the discussion of our financial results. Now I’d like to turn the call back over to Will. Will?

William Febbo

Thanks, Doug. Great report.

Before I go into closing remarks and then Q&A, I want to stress the Company’s commitment to diversity, equity, and inclusion. In a perfect world, these values should be understood, but we’re living in a remarkable time of social unrest, and change. As part of the Management team of a publicly listed Company, and as a good corporate citizen, this is an opportunity just to remind everyone that we must each do our part for the benefit of social good. We established a team of OPRX volunteers to form an internal diversity, equity, and inclusion committee to keep us all focused on our commitment to providing a welcoming corporate culture for all of our employees, partners, clients, and investors.

I also made some changes in addition to our leadership team.

Miriam Paramore has been our President for many years, and we’ve added Chief Strategic Officer to her title. As our Chief Strategist, Miriam will be keeping a keen eye on our industry’s pulse so that we may have the best optimal mix of technology and solution enhancements to protect our core and support future growth.

Given the importance of our technology-first approach, Todd Inman, our Chief Technology Officer, has been elevated to the leadership team, and now reports directly to me.

Additionally, Marion Odence-Ford joined our leadership team in February as the Company’s General Counsel, Chief Compliance Officer.

This senior team brings together decades of experience in scaling tech-enabled businesses in the health sector, and I am proud to be working with all of them. This team can build a multi-hundred-million-dollar business as proven by their past experiences, our position in the market, and our proven ability to win more market share.

In closing, we are currently servicing over 80% of the top pharma manufacturers who are convinced of our value. Statistically, our programs, ROIs, and customer renewal rates are just remarkable. We are winning in the market, and our customers are recognizing that they neither have the ability or desire to build the bespoke technology-compliant operational support systems for their brand’s programs. We are positioned well in the center of all our stakeholders to deliver the benefits needed to sustain continued growth.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

With our start in 2021 as it is, we’re looking forward to another tremendous year of growth, profitability, and sustained impact in the market. We are becoming the nation’s leading public point-of-care communications platform for life science companies. We’re delivering these value-added services to our growing network of tens of millions of patients, and most physicians in the United States, all while improving patient care treatment outcomes along the way, and helping our clients achieve their desired results.

Now, with that, we’d like to open up the call for questions. Operator.

Operator

We’ll take the first question from the line of Ryan Daniels with William Blair. Please go ahead.

Ryan Daniels

Congrats on the strong start to the year, and thanks for taking the questions. Will, in your prepared comments, you talked a little bit about the enterprise pipeline. I believe you said you’ve landed $25 million, consistent with what you put in the press release, but then also commented there’s another $15 million likely to close. I wanted to hear a little bit more about the $15 million that’s still remaining in regards to how visible that is, how likely that is to be signed, and then give us a little bit of a feel for when that might happen in regards to flowing through to the income statement, if that’s a 2021 or will it split between 2021 and 2022?

William Febbo

Thanks, Ryan. Appreciate the questions and the attention. I wouldn’t say it if I didn’t have good visibility of it, so very confident that those will be deals we sign. We always have to be sensitive with announcing individual deals for client confidentiality, so we figured this was a better way to inform the market as to our confidence. I’ll just remind everyone that we had said we had a $50 million number in our pipeline of enterprise deals. This would put us at $40 million when it’s all closed, and that is annual contract value. There’s always some that bleeds into the next year with a launch that starts later in the year or an opportunity that starts inside Q2 or Q3. But the lion’s share of that will fall within the year. Thanks, Ryan.

Next question.

Operator

We’ll now take our next question from Andrew D’Silva with B. Riley Securities. Please go ahead.

Andrew D’Silva

Hey, good afternoon. Thanks for taking my question. Congrats on the continued progress. Just to start, I was really hoping you could provide us with some insight into how the business is evolving post-Q1. A lot more of the population are now vaccinated and I was just curious if that’s forced you to throw any audibles or have your customers potentially start to pivot a little bit more to in-person marketing. Basically, I’m just curious if you’re seeing any significant shifts in pharma marketing mindset as we move towards the majority of the country being vaccinated.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

William Febbo

Yes. Hey Andy, good to hear your voice. Great question. You have to remember that the life science companies will be the last ones to be going back to work and engaging in any kind of live interaction just because they’re life science companies and can’t enable any kind of spread of the virus. Our clients are all still virtual. Many have made that a decision through the end of the year. I think we’ll start to see a little bit more opening up later in the year, but it’s still too early to tell, to be honest. I think when we came into this year, it was clear that people were planning for a disrupted year, our clients, in terms of using virtual technology to enable whatever they needed to in the market.

Steve, I don’t know if you want to add to that, but that’s been the position. We really don’t see them opening the doors for live events yet.

Steve Silvestro

Yes. I think that’s consistent. Thanks, Will. I think that’s consistent, Andy, with what we’re hearing out in the field. Then additionally, there’s a cost synergy that they’ve experienced from having people off the street and traveling and going to different places and being able to market digitally that I don’t think they are willing to give back anytime soon, at least the CFOs and pharma that I know. I do think it’s fundamentally shifted the ecosystem of engagement going forward. I think we’ll continue to see that evolve. It’s going to be interesting to see the models as we come into the summer.

Andrew D’Silva

Okay, useful context, very useful. You highlighted this in your prepared remarks. You’ve obviously made a lot of progress in oncology in recent quarters. I was just curious if there’s any other specialties that you expect could be as fruitful and maybe ones that you are yet to aggressively pursue.

William Febbo

That was a key priority really starting last year, as well as cardiology. We’ve made a lot of progress in both. We highlight oncology because these are always opportunities also to have the market hear what we’re doing again, and those two alone are the lion’s share of the marketing dollars. We’re very focused there. Then there’s a handful of others. Again, it’s really focused on the enablement of reaching doctors’, HCPs that prescribe specialty medications. That’s the focus.

We made great progress in Q4 and Q1 of last year. I think we’ve likely seen life science companies leaning heavy towards digital enablement. We’ve also seen doctors and patients just using digital tools to manage their businesses or their health. When you put all those together, you have a very good dialogue between partners among enabling connectivity.

Miriam, Steve, feel free to add if you think I missed anything.

Steve Silvestro

Miriam, go ahead.

Miriam Paramore

Yes, I think that was good, Will. There’s just an uptick across the board, Andy, and you know that. Digital health and digital anything is really exploding. The use of telehealth specifically for a narrow niche of interaction for something that’s called a visit or a virtual visit is just one of those things. People speculate about those encounters going down as we return more to brick-and-mortar. But we see that that’s really going to stay consistent and profitably go up. Our focus on therapeutic areas just follows the macro trend lines and then the use of various tools and vendors, it’s really still a rising tide and I think will be.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

Andrew D’Silva

Okay, great. Perfect segue to my last question, is really about your channel partners. Really just curious if you’re seeing more and more EHRs continuing to transition to server-based platforms. Then maybe talk around your channel partner expansion initiatives, whether it be with additional EHRs or potentially other partnerships within the digital health ecosphere.

William Febbo

I think you meant transition to cloud-based platforms.

Andrew D’Silva

Yes, from server.

William Febbo

Yes. No, let’s hope it doesn’t go the other way. Yes, there is a continued push. Look, everyone wants to be better, everyone knows the strain that doctors are feeling with the tech and the needed tech as part of their practice. Across the board, everyone’s really working hard to make that better and we continue to see that trend. Although it does take time, these are not things you can move quickly as I’ve been learning over the last five years here.

But I think what’s really exciting, we used a different word in this script called omnichannel. Before, we were really EHR only, that was our focus and obviously still is a focus. But for a lot of reasons, there are technology, there are software, there are devices that doctors are using that are connected into the workflow but not dependent on the EHR. We’re really looking at partnerships there. We don’t list them because we keep it pretty tight for the partners’ reasons, for competitive reasons, but we’re making a lot of progress there. I think that’s where, as Miriam referenced, there’s this adoption of the trend to go digital is really going to help us. We’ve got some great partners.

We are, I would argue, the most innovative person in the space, the most innovative Company because we just don’t sit still and we keep a very HCP patient-centric view. We’ve got a great mix of people who understand that. Then we look for partners who, this would be ancillary revenue, and that are cloud-based and tech-enabled. There’s a lot of them out there. The trick is finding the ones that have true access. We made a lot of progress there in Q1 and expect to continue to do that through the year.

Andrew D’Silva

Terrific. Thank you. I’ll hop back in queue and best of luck going forward this year.

William Febbo

Thanks, Andy.

Miriam Paramore

Thanks, Andy.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

Steve Silvestro

Thanks, Andy.

Operator

We’ll now take the next question from the line of Sean Dodge with RBC Capital Markets. Please go ahead.

Sean Dodge

Thanks. Good afternoon, and I’ll echo the congratulations on a great start to the year. Will, the details you provide around the enterprise wins are encouraging, the conversion there, of course, being very high. Can you give us a sense or maybe talk about how things progressed on the non-enterprise portion of the pipeline, what were win rates like away from enterprise?

William Febbo

Sure, I’ll let Steve respond to that, he lives and breathes it every day.

Steve Silvestro

Hey, Sean. Thanks for the question. Great to have you on board. We experienced a traditional anywhere between 35% and 50%. That’s consistent with what we’re seeing on the general pipeline. Obviously, a much better conversion rate on the enterprise, which speaks to our focus there. But we are experiencing as good or better conversion on the whole pipeline. Very encouraging and coming into Q2.

Sean Dodge

Okay, great. In the prepared remarks, you talked about how your alignment with clients is evolving, sounds like it’s tightening. Not only are you seeing greater enterprise adoption but you’re being invited to consult or help with the broader commercialization strategies, you’re working to develop new ways of increasing physician and in-patient touchpoint. How should we think about maybe the next step in monetizing these adjacencies. You mentioned a flexible platform, is it just as simple as creating and selling new modules that will be paid for like your other offerings, or is this really what’s helping pave the way to more of a subscription-like model in the future?

William Febbo

Yes, great question. We will talk a lot more to that in the next earnings call. But yes, as we mentioned, the introduction of real-world evidence-based triggering has just given us a seat at tables we probably didn’t have before, and at a higher level, bigger numbers, bigger goals at stake. Part of that is helping that group of clients understand how to design an RWE program inside of point-of-care, which frankly has never been done before. When you do that, you need to have data scientists, you need to architect. But definitely want to assure people what we’re focused on is the tech-enabled service there and it will drive two things. It will drive a tighter relationship with the client and it will drive a premium price on the deliverable of the message triggered by RWE.

I’ll let Steve talk to the ability for the sales team to up-sell the modules and such. But those are the two big ones that we’re seeing. Steve.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

Steve Silvestro

Thanks, Will. Sean, if you look at the investments that these manufacturers make in terms of things that they procure from vendors, in the top probably 5% of things they buy from a cost perspective is the money they spend on real-world evidence data. One of the key frustrations that they’ve got is the lack of actionability of that data. They spend the money on it, they run outcome studies, they use it to align sales teams, they use it for compensation, but they’ve never been able to use it to effectively engage HCPs or help patients. They’ve always wanted to. What we’ve done with our solution is to plug-in two non-connected parts of the ecosystem. We’ve plugged them in in such a way that it’s created interoperability, and as Will said, now it’s enabling them to become more effective in their communication with physicians. That drives a premium. It also brings us much closer, as you heard Will say, to the brand team and to the people that are working on the analytics, which is exactly where we want to be.

Sean Dodge

Okay, that’s great. Thanks again and congratulations.

William Febbo

Thanks, Sean. Talk soon.

Steve Silvestro

Thank you.

Operator

We’ll take the next question from the line of Eric Martinuzzi with Lake Street. Please go ahead.

Eric Martinuzzi

My question has to do with the expanded recurring revenue stream. I don’t know that you’ve called that out historically or maybe it’s just as a result of some of the wins that you’ve seen. But to my mind, it’s been a lesser part of the overall revenue stream. Can you characterize that? Can you quantify that? “Here’s what our recurring revenue was in 2020 and here’s what we expect it to be in 2021 based on business signed thus far.”

William Febbo

Sure, Eric. Hey, great to hear your voice. If you think about what we talked about last year around enterprise, which is what we would classify as recurring and just our renewal rate basis, I’m glad to say all our programs from last year have renewed or will shortly. We’re seeing what we talked about last year as an enterprise number of $20 million, we’re looking at $40 million already this year and that doesn’t include anything that’s not enterprise. We’re really happy with that growth. We consider that recurring because as you heard, it’s stickier, it’s more involved at a higher level with the client, it’s got a premium pricing model, which basically just means it’s more important to the client and they value that.

You can look at last year, right? We said about $20 million as enterprise against our annual and we’re already at $40 million against guide, but you could judge that against consensus. Feeling really good about the increase as a percentage of our total revenue and just looking to get more and more, to get to that enterprise, which just to remind everyone is one or more solutions sold together versus just tactically presented to the client.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

Eric Martinuzzi

Okay. I appreciate the definition and the explanation. I know you’re not in the guidance business but you did talk about sequential growth, at least on the gross margin side of the business. We’re looking at a consensus number of 12.2 here for Q2. That would be up from the 11.2; are you guys comfortable with that number?

William Febbo

We’re very comfortable with that number. It’s not our number. It’s the Street’s number. But as we said, we feel like this year is going to be a very good year for the Company, for everyone involved, and just the relevancy at the client level is it’s really one of those opportunities you don’t get a lot. I think the whole team feels that way. It’s just every call we’re on, it seems like we’re more relevant to the discussion. We can really help with our solutions and when you get there, just opportunities start to come at you that you didn’t expect.

We feel like we’ve got the team in place. We’ve got the tech with scale, the reach, and of course we’re still working on improving all those things at the same time. But yes, feeling really good about the year so far.

Eric Martinuzzi

Okay. All right. Then I wanted to ask on the gross margin, Doug, I appreciate the color there as far as 55% this year versus 57% a year ago. But I think you said making progress throughout the year due to a shift in the solution mix with the addition of new solutions. Can you give me a layer deeper on that new solutions?

Douglas Baker

Sure. It’s really some of the stuff Will’s already mentioned, like the real-world evidence in some of our specialty things we’re getting into.

William Febbo

Yes, there’s a component, Eric, of that, that is more architecting versus distributing content. We expect that mix to be very positive to the gross margin contribution. We also expect patient engagement to continue to scale, which as you know has a very low cost of sales, high gross margin.

Eric Martinuzzi

Okay. Lastly, the operating expense side of the house. First of all, congratulations on that cash from ops number, that million-seven number, I can’t recall seeing a number that big in my history with you guys. I know that’s got to be welcome news, certainly in the CFO office.

You kept a tight lid on expense. You’ve often talked about, hey, we have the sales organization to take this Company to $100 million. But you also have—you’re serving giants here, and sometimes giants, they want the same as everybody else in the way that they want it, which winds up with customization, greater investment in product development and things of that nature, or maybe it requires more account management and hand-holding. Given the $6.8 million that we just had here for OpEx, where does that go throughout the remainder of the year?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

William Febbo

Yes. I think you’ll see—as Doug said, we’ll see increases through the year, well below our growth rate. That’s, as an investor or someone who manages a P&L, that’s where you want to be. The areas we will invest are areas that make sure we delight the client and the tech is solid. But I think what we’ve done with our centers of excellence on the tech side, the commercial marketing product team, we’re in really good shape to scale. Now we have a view in the out years of hundreds of millions, not just 100. We’re looking at this to really win, and this year is making us feel more confident.

Eric Martinuzzi

Okay. Well, listen, I appreciate you taking my questions and congrats on the quarter and good luck in ’21.

William Febbo

Thanks, Eric, talk soon.

Operator

We’ll take the next question from the line of Harvey Poppel with Poptech LP. Please go ahead.

Harvey Poppel

Thank you very much. Will, I never tire of congratulating you quarter-over-quarter. You continue to impress and surprise on the high side.

I want to just talk a little bit about strategy for a moment. You obviously have done a lot to layer in additional services on the pipes that you have between the providers, the physicians in particular, and the pharma companies, but I’d like to get a sense of to what extent you feel comfortable with the degree to which you also, your networks, if you will, touch on patients and pharmacies and to the extent that that might change or grow over the next couple of three years.

William Febbo

Yes, Harvey. Thanks, and you’ve been a great partner all along the way, through thick and thin. Strategy, yes, we obviously—anyone who’s run an early-stage public or private company knows that you have a strategy, but to actually implement a strategy, you’ve got to hit or exceed your numbers. We’re obviously doing that and that’s one reason why we put Miriam really to spend most of her time on strategy and execution around it. Because it is a function that is so important to just continuing to build your addressable market, your solutions set, and all those things.

Relevant to patients and pharmacies, our whole rationale around patient engagement, which is a fairly crowded space, is we have access to patients through the doctors of our partners. Most patient engagement companies do not have that. We are still chipping away and starting to see that connectivity between the two. I think the unlocking of digital tools for all involved is going to really help us accelerate that. I would say we’re making good headway on patients.

We’re also getting—we’ll talk more about this in Q2, but we’re getting a lot of attention in the patient engagement space with some pretty serious contracts with our pharma clients. Really excited about that. We do have some early relationships at the point of dispense through pharmacies. As you know, I added a Board member who used to run a pharmacy, Walgreens, Greg Wasson, who has been a great Board member, and we’re looking at all sorts of ways to connect into that as a longer connectivity play.

Lots of things to do there. I’ll let Miriam also weigh in if she wants to add anything to that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

Miriam Paramore

Sure. Just a quick note. Thank you, Will. It’s good to talk to you, Harvey. I think Will said it well. Anyway to think about patient touch that is unique to OptimizeRx is we are directly connecting to the provider and then through the provider to the patient, and that’s one of the three lines of the business. But we also have direct patient touch through those solutions that are in the patient engagement solutions set that are native to anyone’s smartphone via text, but it’s highly curated and secure technology, is just super easy for the patient or the consumer. We have them when they’re just living their normal life with their smartphone, but we also have them when we have the attention of the provider and the patient and most of the time they’re together or the patient is immediately leaving a visit or perhaps being discharged from a hospital.

Then on the pharmacy side, with Greg’s help and others, we’re looking very closely at how our point of prescribing meets the point of dispensing and all of the digital technology around both of those points of reaction in the healthcare system. Sorry about that. I think my connection got weak. Can you hear me okay, Will? Am I good?

William Febbo

You’re good. Thank you.

Miriam Paramore

Okay. Yes. Go ahead. Thank you.

William Febbo

Harvey, thanks for that question.

Operator

We’ll take the next question from the line of Alex Silverman with AWM Investments. Please go ahead.

Alex Silverman

Good evening, guys. How are you?

William Febbo

Hey, Alex. Doing great.

Alex Silverman

Given that some of your non-enterprise business from last year converted into enterprise deals this year, do you think that the non-enterprise revenue in ’21 could exceed the 2020 level?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com

William Febbo

Absolutely. Yes. You have to layer what’s going on in the world into all of this, which frankly is accelerating and changing at a pace that most of us who’ve worked for pharma have never seen. Do we have a crystal ball? No. But the adoption of connectivity that doctors and patients that is digital is going to keep just going up and up because not only is it the only way right now, but they will see the ROI, the transparency, the measurement, the inter-connectivity of multiple touch points. They’ll be drinking the Kool-Aid sooner than they would have if we didn’t have this disruption. But they will keep making that Kool-Aid. I would say yes. But we don’t have a crystal ball. But we’re really encouraged by what we’re seeing day to day.

Operator

At this time, this concludes the question-answer session. I’d now like turn the call back over to Mr. Febbo. Please go ahead, sir.

William Febbo

Well, I just want to thank everyone for taking the time. Really proud of the team. We worked really hard every day for everybody and feel like we’re right in the middle of all these: the doctors, the patients, the life science companies, obviously the investors as well, and our partners. We really focus on maintaining a scalable platform with proven technology. We like to focus in this expanding market opportunity set. As many investors have told me, we really make sure we can sustain a competitive advantage, and we feel like we’re doing a really good job there and winning often.

With that, Operator, or Ron, thank you for your time and we look forward to talk to you in the upcoming conferences through May, June, and early July.

Operator

Thank you, sir. Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of section 27A and the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make investment decisions. The words anticipate, estimate, expect, possible, and seeking, and similar expressions identify forward-looking statements. They may speak only to the date that such statements are made.

Such forward-looking statements in this call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements, and the need for raising additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the effects of government regulation, competition, and other material risks. Risks and uncertainties to which forward-looking statements are subject to could affect business and financial results, are included in the Company’s Annual Report on Form 10-Q for the quarter ended March 31, 2021. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay via webcast only starting later this evening, running through for a year. Please refer to today’s press release for replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect your lines.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
1-888-562-0262   1-604-929-1352   www.viavid.com